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                                   EXHIBIT 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Rite Aid Corporation:

We consent to incorporation by reference in the registration statement (No. 333-08071) on Form S-8, registration statement (No. 333-21207) on Form S-3, and registration statement (No. 333-39699) on Form S-3 of Rite Aid Corporation of our reports dated April 14, 1998, relating to the consolidated balance sheets of Rite Aid Corporation and subsidiaries as of February 28, 1998 and March 1, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended February 28, 1998, and the related schedule, which reports appear in or are incorporated by reference in the February 28, 1998 annual report on Form 10-K of Rite Aid Corporation.

                                               KPMG Peat Marwick LLP


Harrisburg, Pennsylvania
May 15, 1998